Exhibit 10.1

SEVERANCE AND NON-COMPETITION AGREEMENT

THIS SEVERANCE AND NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of May, 2018 (the “Effective Date”), by and between ERIC BLASHFORD (the “Employee”) and BROADWIND ENERGY, INC. (the “Company”).

RECITALS

A.The Employee is employed as Chief Operating Officer of the Company.

B.The Company has agreed to provide the Employee with certain severance benefits in the event the Employee’s employment terminates under certain circumstances, in exchange for the Employee’s agreement to be bound by certain restrictive covenants.

C.The parties desire to enter into this Agreement to memorialize the terms and conditions of such agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, upon and subject to the terms and conditions set forth herein, hereby agree as follows:

AGREEMENTS

1.Restrictive Covenants.

(a)Confidentiality Critical.  The parties agree that the business in which the Company is engaged is highly sales-oriented and the goodwill established between the Employee and the Company’s customers and potential customers is a valuable and legitimate business interest worthy of protection under this Agreement.  The Employee acknowledges and agrees that developing and maintaining business relationships is an important and essential business interest of the Company.  The Employee further recognizes that, by virtue of the Employee’s employment by the Company, the Employee will be granted otherwise prohibited access to confidential and proprietary data of the Company which is not known to the Company’s competitors and which has independent economic value to the Company and that the Employee will gain an intimate knowledge of the Company’s business and its policies, customers, employees and trade secrets, and of other confidential, proprietary, privileged or secret information of the Company and its customers (“Customers”) (collectively, all such nonpublic information is referred to as  “Confidential Information”).

This Confidential Information includes, but is not limited to data relating to the Company’s products and services; the Company’s marketing and servicing programs, procedures and techniques; business, management and personnel strategies; the criteria and formulae used by the Company in pricing its products and services; the Company’s computer system and software; lists of prospects; customer lists; the identity, authority and responsibilities of key contacts at accounts of Customers; and the composition and organization of Customers’ businesses.  The Employee recognizes and agrees that this Confidential Information constitutes valuable property of the Company, developed over a long period of time and at substantial expense and worthy of protection.  The Employee acknowledges and agrees that only through the Employee’s employment with the Company could the Employee have the opportunity to learn this Confidential Information.

(b)Confidential Information.  The Employee shall not at any time (for any reason), directly or indirectly, on the Employee’s own behalf or on behalf of any other person or entity, (i) disclose to any person or entity (except to employees or other representatives of the Company who need to know such Confidential Information to the extent reasonably necessary for the Employee to perform the Employee’s duties under this Agreement or such employees or representatives to perform their duties on behalf of the Company, and except as required by law) any Confidential Information, including, without limitation, business or trade secrets of, or products or methods or techniques used by, the Company, or any Confidential Information whatsoever concerning Customers, (ii) use, directly or indirectly, for the Employee’s own benefit or for the benefit of another (other than a Customer) any of such Confidential Information, or (iii) assist any other person or entity in connection with any action described in either of the foregoing clauses (i) and (ii).

(c)Noninterference with Employees.  The Employee further agrees that the Company has expended considerable time, energy and resources on training its other employees (“Co-Workers”).  As a result, during the Employee’s employment with the Company and for a period of twelve (12) months thereafter, the Employee shall not, for any reason, directly or indirectly, on the Employee’s own behalf or on behalf of any other person or entity, (i) induce or attempt to induce any Co-Worker to terminate employment with the Company, (ii) interfere with or disrupt the Company’s relationship with any Co-Worker, (iii) solicit, entice, hire, cause to hire, or take away any person employed by the Company at that time or during the twelve (12) month period preceding the Employee’s last day of employment with the Company, or (iv) assist any other person or entity in connection with any action described in any of the foregoing clauses (i) through (iii).

(d)Non-competition.  The Employee further agrees with the Company to the following provisions, all of which the Employee acknowledges and agrees are necessary to protect the Company’s legitimate business interests.  The Employee covenants and agrees with the Company that:

(i)Unless otherwise agreed between the parties, the Employee shall not, during the Employee’s employment with the Company and for a period of twelve (12) months thereafter, either directly or indirectly, engage in, render service or other assistance to, or sell products or services, or provide resources of any kind, whether as an owner, partner, shareholder, officer, director, employee, consultant or in any other capacity, whether or not for consideration, to any person, corporation, or any entity, whatsoever, that owns, operates or conducts a business that competes, in any material way, with the Company’s business (which includes, but is not limited to, the business of providing wind turbine towers, weldments, and other technologically advanced high-value other, products and services to energy, mining and infrastructure sector customers, primarily in the United States), other than the ownership of five percent (5%) or less of the shares of a public company where the Employee is not active in the day-to-day management of such company.  With respect to the post-employment application of this Section 1(d)(i), the restrictions shall extend only to those specific countries or provinces where the Company conducts business on the day that the Employee’s employment with the Company terminates.

(ii)The Employee shall not, during the Employee’s employment with the Company and for a period of twelve (12) months thereafter, either directly or indirectly, (A) solicit, call on or contact any significant Customer of the Company with whom the Employee has had material contact during the Employee’s employment with the Company for the purpose or with the effect of offering any products or services of any kind offered by the Company at that time or during the Employee’s employment with the Company, (B) request or advise any present or future vendors or suppliers to the Company to cancel any contracts, or curtail their dealings, with the Company, or (C) assist any other person or entity in connection with any action described in either of the foregoing clauses (A) and (B).

(iii)During the Employee’s employment with the Company, the Employee shall not own, or permit ownership by the Employee’s spouse or any minor children under the parental control of the Employee, directly or indirectly, an amount in excess of five percent (5%) of the outstanding shares of stock of a corporation, or five percent (5%) of any business venture of any kind, which operates or conducts a business that competes, in any way, with the Company.

(e)       Non-disparagement.  At any time during or after the Employee’s employment with the Company, the Employee shall not disparage the Company or any shareholders, directors, officers, employees or agents of the Company.

(f)       Understandings.

(i)The provisions of this Section 1 shall be construed as an agreement independent of any other claim.  The existence of any claim or cause of action of the Employee against the Company, whether predicated on the Employee’s employment or otherwise, shall not constitute a defense to the enforcement by the Company of the terms of this Section 1. The Employee waives any right to a jury trial in any litigation relating to or arising from this Agreement.

(ii)The Employee acknowledges and agrees that the covenants and agreements contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.  The Employee agrees that the restrictions contained in this Section 1 are reasonable and will not unduly restrict the Employee in securing other employment or income in the event the Employee’s employment with the Company ends.

(g)          Injunctive Relief.  The Employee acknowledges and agrees that any breach by the Employee of any of the covenants or agreements contained in this Section 1 would give rise to irreparable injury and would not be adequately compensable in damages.  Accordingly, the Employee agrees that the Company may seek and obtain injunctive relief against the breach or threatened breach of any of the provisions of this Agreement in addition to any other legal or equitable remedies available.

(h)        Reformation and Survival.  The Company and the Employee agree and stipulate that the agreements and covenants contained in this Agreement and specifically in this Section 1 are fair and reasonable in light of all of the facts and circumstances of the relationship between them.  The Company and the Employee agree and stipulate that the Employee has hereby agreed to be bound by the obligations, restrictions and covenants of this Section 1 in consideration of the payments provided for in Section 2 and Section 3 of this Agreement, and all other terms and provisions of this Agreement.  The Company and the Employee acknowledge their awareness, however, that in certain circumstances courts have refused to enforce certain agreements not to compete.  The Company and the Employee agree that, if any term, clause, subpart or provision of this Agreement is for any reason adjudged by a court of competent jurisdiction to be invalid, unreasonable, unenforceable or void, the same will be treated as severable, and shall be modified to the extent necessary to be legally enforceable to the fullest extent permitted by applicable law, and that such modification will not impair or invalidate any of the other provisions of this Agreement, all of which will be performed in accordance with their respective terms.  Thus, in furtherance of, and not in derogation of, the provisions of this Section 1, the Company and the Employee agree that in such event, this Section 1 shall be deemed to be modified or reformed to restrict the Employee’s conduct to the maximum extent (in terms of time, geography and business scope) that the court shall determine to be enforceable.  The provisions of this Section 1 shall survive the termination of this Agreement and the Employee’s resignation or termination of employment, regardless of the reason and whether voluntary or involuntary.

2. Termination.

(a)Termination by the Company for Cause. The Company has the right, at any time, to terminate the Employee’s employment with the Company for Cause (as defined below), effective immediately, by giving written notice to the Employee as described in this Section 2(a).  If the Company terminates the Employee’s employment for Cause, the Company’s obligation to the Employee shall be limited solely to the payment of unpaid base salary accrued up to the effective date of termination plus any accrued but unpaid benefits to the effective date of termination, and any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination.  Any such accrued and earned but unpaid amounts shall be paid to the Employee as soon as reasonably practicable but in no event later than the Company’s next regularly scheduled payroll date following the effective date of termination.

As used in this Agreement, the term “Cause” shall mean and include (i) the Employee’s abuse of alcohol that affects the Employee’s performance of the Employee’s duties under this Agreement, or use of any controlled substance; (ii) a willful act of fraud, dishonesty or breach of fiduciary duty on the part of the Employee with respect to the business or affairs of the Company; (iii) material failure by the Employee to comply with applicable laws and regulations or professional standards relating to the business of the Company; (iv) material failure by the Employee to satisfactorily perform the Employee’s job duties, a material breach by the Employee of this Agreement, or the Employee engaging in conduct that materially conflicts with the best interests of the Company or that may materially harm the Company’s reputation; (v)

the Employee being subject to an inquiry or investigation by a governmental authority or self-regulatory organization such that the existence of such inquiry or investigation may result in damage to the Company’s business interests, licenses, reputation or prospects; or (vi) conviction of a felony or a misdemeanor involving moral turpitude.

(b) Termination by the Company without Cause. The Company shall have the right, at any time, to terminate the Employee’s employment with the Company without Cause by giving written notice to the Employee, which termination shall be effective thirty (30) calendar days from the date of such written notice.  The Company may provide thirty (30) days’ pay in lieu of notice if discharge happens immediately upon notice.  If the Company terminates the Employee’s employment without Cause, the Company’s obligation to the Employee shall be limited solely to (i) unpaid base salary accrued up to the effective date of termination plus any accrued but unpaid benefits to the effective date of termination, and any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination; and (ii) if the Employee has been employed by the Company for a period of  at least twelve (12) months prior to the effective date of termination (and only in such event), then severance in an amount equal to the Employee’s then-current base salary for a period of twelve (12) months.  The Employee’s rights with regard to equity incentive awards, including stock options and restricted stock units, shall be governed by separate applicable agreements entered into between the Employee and the Company.  As a condition to the Employee’s receipt of the post-employment payments and benefits under this Section 2(b) (other than the payments described in clause (i) of the second sentence of this paragraph), the Employee must be in compliance with Section 1 of this Agreement, and must, on or before the 30th day following the effective date of termination, deliver to the Company an irrevocable general release of claims agreement in favor of the Company and related entities and individuals in such form as may be prescribed by the Company.  The amount described in clause (i) of the second sentence of this paragraph shall be paid to the Employee as soon as reasonably practicable but in no event later than the Company’s next regularly scheduled payroll date following the effective date of termination, and the post-employment severance described in clause (ii) of the second sentence of this paragraph shall be paid in installments according to the Company’s normal payroll schedule, with the first payment to the Employee to be made on the next scheduled payroll date that occurs after the 30th day following the effective date of termination; provided, however, that the first such installment shall be in an amount equal to all amounts that otherwise would have been paid pursuant to normal payroll practices during the thirty (30) days following the effective date of termination.  For the avoidance of doubt, no payment or benefit shall ever be due to the Employee under clause (ii) of the second sentence of this paragraph unless the Employee has delivered the irrevocable general release of claims agreement described above on or before the 30th day following the effective date of termination.  The Employee shall have no duty to mitigate damages under this Section 2(b) during the applicable severance period and, in the event the Employee shall subsequently receive income from providing the Employee’s services to any person or entity, including self-employment income, or otherwise, no such income shall in any manner offset or otherwise reduce the payment obligations of the Company hereunder.

Notwithstanding anything herein to the contrary, this Section 2(b) shall not apply if the Employee’s employment is terminated by the Company or a succeeding entity without Cause upon or within one (1) year of a Change of Control as described in Section 3 of this Agreement.  In such case, Section 3  of this Agreement shall control.

(c) Termination upon Disability.  The Company shall have the right, at any time, to terminate the Employee’s employment if the Employee becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States who is mutually acceptable to the Company and the Employee, so that the Employee is unable to perform the essential functions of the Employee’s job duties, with or without reasonable  accommodation, (i) for a period of three (3) consecutive months, or (ii) for shorter periods aggregating ninety (90) calendar days during any twelve (12) month period.  If the Company terminates the Employee’s employment under this Section 2(c), the Company’s obligation to the Employee shall be limited solely to the payment of unpaid base salary accrued up to the effective date of termination plus any accrued but unpaid benefits to the effective date of termination, and any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination.  Any such accrued and earned but unpaid amounts shall be paid to the Employee as soon as reasonably practicable but in no event later than the Company’s next regularly scheduled payroll date following the effective date of termination.

(d)Termination upon Death. If the Employee dies, this Agreement shall terminate, except that the Employee’s legal representatives shall be entitled to receive the base salary and other accrued benefits earned up to the date of the Employee’s death.  Any such accrued and earned but unpaid amounts shall be paid to the Employee’s legal representative as soon as reasonably practicable but in no event later than the Company’s next regularly scheduled payroll date following the effective date of termination or, if later, as soon as reasonably practicable following appointment of a legal representative.

3.Change of Control.

(a)Anything in this Agreement to the contrary notwithstanding, if, upon or within one (1) year of a Change of Control (as defined below), the Company or a succeeding entity terminates the Employee’s employment without Cause (as defined above), the Company or the succeeding entity’s obligation to the Employee shall be (i) unpaid base salary, bonus and benefits accrued up to the effective date of termination, and (ii) a lump sum payment equal to the Employee’s then-current base salary for a period of eighteen (18) months.  In the event of a without Cause Change of Control termination by the Company, the payments set forth in this Section 3(a) shall be in lieu of, and not in addition to, any severance pay or benefits set forth in Section 2(b) of this Agreement.  As a condition to the Employee’s receipt of the post-employment payments and benefits under this Section 3(a) (other than the payments described in clause (i) of the first sentence of this paragraph), the Employee must be in compliance with Section 1 of this Agreement, and must, on or before the 30th day following the effective date of termination, deliver to the Company an irrevocable general release of claims agreement in favor of the Company and related entities and individuals in such form as may be prescribed by the Company.  The amount described in clause (i) of the first sentence of this paragraph shall be paid to the Employee as soon as reasonably practicable but in no event later than the Company’s next regularly scheduled payroll date following the effective date of termination, and the post-employment severance described in clause (ii) of the first sentence of this paragraph shall be paid in a single lump sum on the first business day after the 30th day following the effective date of termination.  For the avoidance of doubt, no payment or benefit shall ever be due to the Employee under clause (ii) of the first sentence of this paragraph unless the Employee has delivered the irrevocable general release of claims agreement described above on or before the 30th day following the effective date of termination.

(b)Change of Control Defined. For purposes of this Agreement, a “Change of Control” means: (i) the consummation of any merger, consolidation, exchange, or reorganization to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such transaction have, immediately following the effective date of such transaction, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving entity; (ii) a sale, lease or other transfer of all or substantially all of the assets of the Company to any person or entity which is not an affiliate of the Company; or (iii) the acquisition, without prior approval by resolution adopted by the Company’s Board of Directors, of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing, in the aggregate, more than fifty percent (50%) of the total combined voting power of all classes of the Company’s then-issued and outstanding securities by any person or entity or by a group of associated persons or entities acting in concert; provided, however, that a Change of Control will not be deemed to occur if such acquisition is initiated by the Employee or an entity in which the Employee owns fifty percent (50%) or more of the total combined voting power of all classes of such entity’s securities, or if the Employee or such entity is a member of the group of associated persons or entities acting in concert.  In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued thereunder.

4.Tax Withholding.  The Company shall withhold from amounts payable to the Employee hereunder all applicable federal, state or local income or employment taxes.

5.Confidentiality.  The Employee hereby agrees not to disclose any information concerning the contents or terms of this Agreement to anyone except the Employee’s attorney, accountant, financial adviser or members of the Employee’s immediate family, unless required by law.  If the Employee fails to comply with this confidentiality clause, the Company shall be relieved of all of its obligations under this Agreement.

6.No Right to Employment.  Neither this Agreement nor any action taken pursuant to this Agreement shall be construed as giving the Employee any right to be retained in the employ of the Company.

7.Attorneys’ Fees.  The Employee agrees that the Company shall be entitled to its reasonable attorneys’ fees and costs incurred in connection with any enforcement effort undertaken pursuant to the terms of this Agreement.

8.Survival.  This Agreement shall remain in full force and effect after the termination of the Employee’s employment with respect to those provisions which require the Employee to perform or not to perform certain actions, including the restrictive covenants contained in Section 1 of this Agreement and any obligations for the payment of attorneys’ fees and costs in accordance with the provisions hereof.

9.Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein.  In any court action to enforce the provisions of this Agreement, the parties consent to the jurisdiction of the state and federal courts in Illinois and further agree that venue is proper in the Circuit Court of Cook County, Illinois and/or the United States District Court for the Northern District of Illinois

10.Amendment.  This Agreement may not be amended or modified except by written agreement signed by the Employee and the Company.

11.Assignment.  The Employee may not assign, pledge or encumber this Agreement or any interest herein.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the successors and assigns of the Company.

12.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

13.Integration.  This Agreement comprises the entire agreement of the parties hereto regarding the subject matter hereof.

14.          Entire Agreement.  This Agreement (a) constitutes a binding agreement between the parties and (b) represents the entire agreement between Employee and the Company or any of its wholly owned subsidiaries and supersedes all prior agreements relating to the subject matter contained herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BROADWIND ENERGY, INC.	ERIC BLASHFORD

By: /s/ Stephanie K. Kushner	/s/ Eric Blashford

Name: Stephanie K. Kushner

Title:    President and Chief Executive Officer